Exhibit 10.10

Consulting Services Agreement

        This Consulting Services Agreement is made as of the 1st day of July, 2007 between Industrial Minerals, Inc. a company incorporated under the laws of the State of Delaware, having a business address at One Dundas Street West, Suite 2500, Toronto, Ontario M5G 1Z3 (“IMI”), and Mr. A. John Carter, Businessman, having an address at 73 Raymar Place, Oakville, Ontario L6J 6M1 (the “Consultant”).

        WHEREAS, the Consultant has experience in metallurgical research, process engineering at mines and mineral processing with particular expertise in plant and equipment design, equipment sourcing, and plant construction at mines;

        AND WHEREAS, IMI requires such expertise at its Bissett Creek mine in Northern Ontario and the Consultant desires to provide consulting services to IMI, as hereinafter set out;

        NOW, THEREFORE, in consideration of the mutual covenants and provisions herein contained, the Consultant and IMI agree as follows:

1.	Consulting Services.

               Consultant shall as and when requested by IMI during reasonable business hours, furnish the Company with his best advice, information, judgment and knowledge with respect to mineral processing and process engineering at IMI’s Bissett Creek mine in Northern Ontario, with particular focus on the plant and equipment design, equipment sourcing and plant construction, all as described in the Project Director’s Responsibilities which are set out in Schedule “A”, Statement of Work, hereto.

2.	Conduct of Services.

               Consultant shall dedicate such reasonable time and efforts as may be required in order to fulfill its obligations hereunder. The Consultant represents and warrants to IMI that it shall provide the services described herein in a cooperative fashion, promptly, efficiently in accordance with standards of quality acceptable to IMI acting reasonably, and in a good and workmanlike manner.

3.	Consultant’s Remuneration and Expenses.

               In consideration of the satisfactory performance by the Consultant of its obligations set out in this Consulting Services Agreement IMI shall: (a) pay the Consultant $10,000.00 per month during the term of this Consulting Services Agreement; and (b) award and grant the Consultant the option to acquire 1,100,000 shares of IMI as set out in the Stock Option Grant Agreement attached as Schedule “B” hereto.

               In addition, the Consultant shall be reimbursed for its expenses reasonably and properly incurred in performing its services hereunder, provided always that such expenses have been approved in advance by IMI. The Consultant shall be solely responsible for any and all payments or deductions required to be made respecting unemployment insurance, workmen’s compensation, income tax, pension plans and such other similar pay list deductions or payments.

4.	Term and Termination.

               This Consulting Services Agreement shall be in force and effect from July 1, 2007 and shall continue until terminated by IMI by ten (10) days prior written notice given to the Consultant, whereupon this Consulting Services Agreement shall terminate on the expiration of the notice period and thereafter no longer be of any force or effect. In the event this Consulting Services Agreement is terminated by IMI prior to the completion by the Consultant of the services set out in the Statement of Work, Schedule “A”, then the Consultant shall nevertheless be entitled to retain its award from the allotment of 1,100,000 IMI shares (see Schedule “B”) as IMI may, acting reasonably, in its discretion determine.

5.	Independent Contractor.

               This is an Agreement for the performance of a service and the Consultant is engaged by IMI as an independent contractor for the sole purpose of providing a service. The Consultant is not engaged as a coventurer, partner, agent or employee of IMI and no act or omission by the Consultant shall in any way obligate or be binding upon IMI.

6.	Non-Solicitation.

               Consultant covenants and agrees that at all times during Consultant’s period of engagement with IMI, and for a period of one (1) year after the date of termination of Consultant’s engagement, Consultant will not directly or indirectly (i) induce any customers of IMI or corporations affiliated with IMI to patronize any similar business which competes with IMI; (ii) canvass, solicit or accept any similar business from any customer of IMI; (iii) directly or indirectly request or advise any customers of IMI or corporations affiliated with IMI to withdraw, curtail or cancel such customer’s business with IMI; (iv) directly or indirectly disclose to any other person, firm or corporation the names or addresses of any of the customers of IMI or corporations affiliated with IMI; or (v) directly or indirectly request, solicit, invite, suggest or entice any employees of IMI or its affiliates to leave their employment with IMI or its affiliated companies.

7.	Non-Disparagement.

               Consultant covenants and agrees that Consultant shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of IMI, its management, or of management of corporations affiliated with IMI.

8.	Protected Information.

               Consultant recognizes and acknowledges that Consultant will have access to various confidential or proprietary information concerning IMI and corporations affiliated with IMI of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like (collectively, the “Protected Information”). Consultant therefore covenants and agrees that Consultant will not at any time, either while engaged by IMI or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by IMI) any of the Protected Information.

9.	Intellectual Property.

               All original works of authorship that result from the performance by Consultant of his duties hereunder are and will be and will remain the sole and exclusive property of the IMI. Consultant, at the IMI’s request and sole expense, will assign to the IMI in perpetuity all intellectual property rights that he may have in such works of authorship. Such assignment shall be done by documents as prepared by IMI. Should IMI elect to register claims of copyright to any such works of authorship, Consultant will, at the expense of IMI, do such things, sign such documents and provide such reasonable cooperation as is necessary for IMI to register such claims, and obtain, protect, defend and enforce such proprietary rights. Consultant shall have no right to use any trademarks or proprietary marks of IMI without the express, prior written consent of IMI regarding each use.

10.	Applicable Law.

               This Agreement and the rights and obligations of the parties shall be governed by the laws in force in the Province of Ontario, and the parties hereby attorn to the jurisdiction of the courts of the Province of Ontario. In the event a dispure between the parties arises which they cannot resolve, then the matter may be referred by either party to arbitration in Toronto, Ontario under the provisions of the Arbitration Act, 1991 S.O. 1991, c.17. The parties shall select a single arbitrator to act as the arbitrator, and the arbitration determination shall be final and binding upon the parties.

               In witness whereof the parties hereto have duly signed and executed this Consulting Services Agreement.

___________________________________	Mr. John A. Carter:
)
)   /s/ John A. Carter
)________________________________________ Witness

Industrial Minerals, Inc.
By:

/s/ David J. Wodar
_________________________________________
David J. Wodar, President

Schedule “A” – Statement of Work

PROJECT DIRECTOR (PD) RESPONSIBILITIES

Overview

The success of IDI’s graphite mining operation at Bissett Creek will be driven by thorough metallurgical research, intelligent process engineering, and creative planning. While this will be a team effort on many levels, there will be a fundamental requirement for the experienced judgement of a minerals processing professional. This will be particularly true in areas related to plant and equipment design, equipment sourcing, and plant construction. All of these factors will fall under the responsibility of the Project Director as outlined below.

1)   Metallurgical Research

Understanding the profile of the Bissett Creek ore body; the unique properties of raw graphite; and the range of finished product specs that the Company’s customers may require will involve a series of metallurgical testing steps. This understanding will be critical in defining and designing the type of equipment and process the Company will require. To this end, the Project Director will oversee a metallurgical testing phase that will consist of five basic steps as follows:

i)	43-101 Report – once this report by Geostat Systems is complete, elements such as the ore body model, flake distribution and drainage tests will require a detailed review by the Project Director in terms of their implications for the plant design.
ii)	Channel sample studies – using the most widely worked pit on the site, the Project Director will direct a channel sample study that will the run-of-mine ore characteristics as they will be delivered to the jaw crushing phase of the operation. This study will be done by physically cutting out a representative “face” sample of the ore from the full height of the pit. This sample is then processed through a Ro-Tap Sieve Shaker to assess how the ore will behave during crushing.
iii)	Liberation studies – the fracture characteristics of the ore will also provide critical insight in designing the front end of the plant. This information may provide creative opportunities to reduce the ore drying requirements will may not only cut energy costs, it may also permit early recovery of the large graphite flakes that much of the marketplace is after.
iv)	Lab Testing – the previous plant design incorporated an innovative dry separation process. If this process can be successfully tested in a lab environment, it will provide the Company with a significant opportunity to differentiate itself in both the business and financial markets. This would in turn enhance the Company’s efforts to raise the capital required to fund the plant construction. At the same time, it can also provide the Company an opportunity to effectively compare the efficiencies and yields of a dry and wet process. Where possible, this might result in a hybrid operation that incorporates both wet and dry elements to maximize output.
v)	Pilot plant development – in early June, 2007 Geostat provided a draft process flowsheet for proposed wet pilot plant. A similar flowsheet must be established for a dry process. The Project Director will guide Geostat in finalizing the components included in both pilots, and act as a key supervisor in the setup, operation and results of these pilot plants.

2)   Plant and Equipment Design

There are multiple subtleties associated with the design of the plant and equipment that will be used to mine and recover the graphite ore body. To the untrained eye, many of these issues are not readily obvious. For example, simply altering impeller speeds on grinders can have a dramatic impact on the recovery yields, product quality, and life of the equipment. It is only with direct on-the-ground experience that such subtleties can be assessed and implemented.

This experience is also crucial in assisting stakeholders in their understanding of how budgets for these types of operations are allocated. The table below shows the percentage of dollars that are normally spent at each phase of the project.

Phase	Percent of Total Dollars Spent
Research, development, conceptualization	10%
Pre-feasibility studies and preliminary planning	15%
Detailed planning	20%
Plant Equipment and Construction	50%
Commissioning	5%

As the table indicates, at least 50% of the project budget is often spent in the planning, design and commissioning phases of the project. Having had the opportunity to design and implement multiple mineral processing operations over the past thirty years, including graphite mining operations, the Project Director will be able to offer much needed practical insight into the most cost-effective methods of constructing the plant and maximizing ore recovery.

This area of responsibility will also include preparing a preliminary set of process flow diagrams (PFD) for the operations. This will provide the engineering firm engaged by the Company to process engineer the process a clear initial template to work from. For example, while a dry process may be preferred, there may be an opportunity or need to incorporate some wet features in the process as well. The Project Director will be critical in developing the initial outline of such a process, effectively identifying the pros and cons of each, and then ensuring that the final design results in cost-effective operation.

3)   Equipment Sourcing

As noted in the previous table, as much as 50% of the overall plant budget will be driven by equipment and construction costs. A natural tendency for many of the engineering firms, equipment manufacturers and suppliers, and many of the consultants associated with the project is to simply assume that much of the equipment used in the operation will be new. Direct experience has shown that in many cases this is not necessary.

Used equipment is available from many sources, but only an experienced mineral processing professional will know where to find this equipment, be able to inspect and judge its true value, negotiate an effective price, organize the supply of any ancillary equipment that may be required to bring it up to spec, arrange for transportation, and then ultimately oversee its staging and installation at the plant.

Moreover, the Project Director may also be required to oversee the fabrication of many of the components required in the plant. These must be costed properly, suppliers identified and negotiated with, inspections carried out, and deliveries arranged.

These are some of the most critical functions of the Project Director, and can often result in savings of hundreds of thousands of dollars for a single piece of equipment. As noted above, simply knowing who to call, where to find the equipment, and how to acquire it are most effectively handled by a Project Director with hands on experience in this area.

4)   Plant Construction and Commissioning

It is fully expected that the actual plant construction phase will be directed by an established project manager and engineering firm. And while these companies will almost certainly be operating under the terms and conditions of specific contracts, there will also be a fundamental need for a hands-on internal observer role by the Project Director.

One reason for this is there is often a world of difference between creating a theoretical plant design on paper, and actually having gone through the sometimes very messy process of building the actual plant. As a result, the role of the Project Director with this type of installation experience working directly for the Company takes on additional importance.

For example, construction on the ground often results in required changes to the initial design. In addition, an experienced eye can often identify potential operational problems at the installation stage before they occur. This can permit real-time modifications. It also ensures that any changes are thoroughly approved, done in the most cost-effective manner, and that their implications are fully understood within the context of the larger Company goals. An arms-length contractor may meet their contractual obligations, but that may not result in the most effective plant installation. This can only be done by an internal Project Director with a mandate for ensuring the plant meets all expectations, particularly those that will affect the final products produced by the plant.

The construction stage will also include other forms of practical front-line experience. As an example, coordinating equipment transportation, arrival, removal from trucks, and staging at the construction site can be an extremely complicated process. To simply transport the equipment may include arranging permits; escorts may be required; hydro lines may have to be moved; and traffic blocked or rerouted. Upon arrival heavy mobile cranes may be required to remove equipment from trucks, and these must be scheduled well in advance of the actual delivery.

Finally, the Project Director will play a critical role in identifying key members of the plant operation team. Some of these must be hired early in the construction process to permit them to become completely familiar with how the equipment was installed, operated and maintained. An experienced PD with mineral processing experience can not only help train the team as it is developed, but also guide the creation of standard operating procedures and manuals.

PD Responsibilities

Based on the preceding four areas, the following is a brief summary of the Project Director’s key responsibilities:

•	Manage the metallurgical testing phase of the project to ensure that all reports are produced on a timely basis; all site testing is completed as required; lab testing is properly reviewed and implemented; and that pilot plant testing results in a clear decision framework for designing the plant. Where possible, this can also include assisting Geostat in identifying a local driller to complete additional test holes if required.

•	Provide key input into the mineral processing capabilities of the plant and equipment design phase. This will include, but not be limited to, providing an initial, independent internally-generated set of process flow diagrams. This will serve as the preliminary outline for the process engineering firm engaged by the Company to create a full-blown operation.

•	Assist all members of the IDI team, as well as the external consultants and engineers in key decision areas such as the projected capacity throughput of the plant, ie. 500, 1000, or 3,000 tons per day. This will also include advising the team on issues related to graphite metallurgical specs, and their potential impact on final product characteristics.

•	Make all efforts to source the most cost-effective equipment available to the plant; arrange to inspect and approve the purchase of the equipment; negotiate effective pricing; arrange for the purchase of any ancillary equipment that may be required; arrange for equipment transportation; and oversee staging and installation at the plant.

•	Where required and possible, the PD will assist in the design and fabrication of dedicated items of equipment for the plant. This will include identifying suitable fabricators, arranging the best pricing possible on such fabrication, ensuring its timely completion and delivery to the site.

•	During plant construction, the PD will assist the project manager in implementing any real-time changes that may be required to the equipment and process. The PD will also assist in identifying suitable suppliers for everything from the actual mining operation to construction of the plant itself.

•	The PD will also assist in the identification and training of key plant operations personnel. He will ensure that they have the best possible understanding of the installation of the equipment, it operational characteristics, and the standard operating procedures that will ultimately be implemented. This may include but not be limited to developed SOP’s that will permit the plant to achieve ISO certification.

•	The PD will communicate on a timely basis all progress, issues and developments to the senior executive of the Company, the Board of Directors, and the Advisory Committee. This will be done in conjunction with the efforts of other key members of the team including the Chief Operating Officer.

SCHEDULE ‘B” — STOCK OPTION GRANT AGREEMENT

1.	GRANT OF OPTION.

               INDUSTRIAL MINERALS, INC., a Delaware corporation (the “Company”), hereby grants as of the five (5) milestone dates set out below (the “Grant Dates”) to the person named below (the “Optionee”) and the Optionee hereby accepts, an option to purchase the number of shares (the “Option Shares”) listed below of the Company’s capital stock, at the price per share listed below, which option shall be valid for a period of two (2) years calculated from the Grant Date in question, such option to be exercisable in accordance with the terms and provisions specified in this Stock Option Grant Agreement.

Optionee's Name -	A. John Carter

Total Number of Option Shares -	1,100,000 to be awarded in tranches as set out in the following milestone Grant Dates:

First Grant Date:	50,000 shares when final construction of the mine plant equipment is near (i.e. when the plant operates for the first time).

Second Grant Date:	50,000 shares when construction of the mine plant equipment is final (i.e. when a few thousand tons of ore is correctly processed).

Third Grant Date:	100,000 shares on certificate of completion of construction.

Fourth Grant Date:	800,000 shares upon succesful audit of throughput quantity and quality to NI43-101 specifications

Fifth Grant Date:	Bonus of 100,000 shares if construction of mine plant and equipment is 15% below budget and 20% less man-days than the applicable timeline.

Option Price Per Share:	U.S.$0.20 per share

2.	EXERCISABILITY OF OPTION.

                This option may be exercised for all or any portion of the Option Shares, except that this option may not be exercised for a fraction of a share. This option may be exercised at any time on or before the date which is two (2) years from the Grant Date set out above, after which period this option shall no longer be of any force or effect. The grant and acceptance of this option imposes no obligation on the Optionee to exercise it. Only the Optionee can exercise the option granted by this Stock Option Grant Agreement.

3.	PAYMENT & METHOD OF EXERCISE.

                The option price shall be paid in cash or by cheque made payable to the Company. Subject to the terms and conditions of this Stock Option Grant Agreement, this option may be exercised by written notice sent by faxor by courier to the Company at its office. Such notice shall shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment of the option purchase price of such Option Shares, and the Company shall deliver a certificate or certificates representing such Option Shares as soon as practicable after the notice shall be received. Such certificate or certificates shall be registered in the name of the person or persons so exercising this option.

4.	ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

               Any change in the capital stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, spin-off, split-up or other similar change in capitalization, shall affect this grant of shares and the options shall be adjusted accordingly by reason thereof as to either the number or option price of the Option Shares which are subject to this option.

5.	NO OBLIGATION TO CONTINUE RELATIONSHIP.

               Neither this Stock Option Grant Agreement nor the grant of this option imposes any obligation on the Company to continue the Optionee in an existing business or employment relationship, if any.

6.	NOTICES.

               All notices hereunder shall be in writing and shall be deemed given when sent by fax or courier if to the Optionee, at the address shown on the records of the Company, and if to the Company, to the Company’s registered office.

7.	SEVERABILITY.

               The invalidity, illegality or unenforceability of any provision of this Stock Option Grant Agreement shall in no way affect the validity, legality or enforceability of any other provision hereof.

8.	SUCCESSORS AND ASSIGNS.

               This Stock Option Grant Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, subject to the limitations set forth in Section 4 above.

9.	GOVERNING LAW.

               This Stock Option Grant Agreement shall be governed by and interpreted in accordance with the laws in force in the Province of Ontario. The Optionee shall only exercise the options set out herein and trade or transfer the Option Shares in accordance with and subject to applicable securities laws.

                In witness whereof, the Company and the Optionee have caused this Stock Option Grant Agreement to be executed as of July 1, 2007.

Accepted by the Optionee: /s/ John A. Carter Mr. John A. Carter	Accepted by and for the Company: /s/ David Wodar David Wodar President

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